Exhibit 10.1

AMENDMENT NO. 2

to

GENTIVA HEALTH SERVICES, INC. 2004 EQUITY INCENTIVE PLAN

(AMENDED AND RESTATED AS OF MARCH 16, 2011)

and

(AS AMENDED BY AMENDMENT NO. 1 THERETO)

This Amendment No. 2 (this “Amendment”) to Gentiva Health Services, Inc. 2004 Equity Incentive Plan (amended and restated as of March 16, 2011), as amended by Amendment No. 1 thereto (the “Plan”), is made by Gentiva Health Services, Inc. (the “Company”). This Amendment is effective September 12, 2013 (the “Effective Date”).

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) administers the Plan;

WHEREAS, Section 22 of the Plan provides that the Committee may adopt this Amendment to the Plan at any time, subject to certain exceptions; and

WHEREAS, the Committee desires to amend the Plan to provide that all Awards (as defined in the Plan) granted on or after the Effective Date will be subject to (1) the Company’s recoupment and clawback policy that is in effect from time to time and (2) double-trigger vesting in the event of a Change of Control (as defined in the Plan).

NOW, THEREFORE, the Committee hereby amends the Plan as follows:

1. The first sentence of Section 6(d) of the Plan is amended in its entirety to read as follows:

“Stock options granted under the Plan shall be exercisable to the extent vested, at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the applicable award agreement; provided, however, that except in the case of a participant’s termination of service following a Change of Control, or stock options granted in settlement of any obligation under any other compensation arrangement, or, to the extent provided in the award agreement, upon the participant’s termination of service due to death or “Disability” (which, for purposes of the Plan, shall have the meaning defined in the applicable award agreement, or in the absence of such definition shall mean that the participant qualifies for benefits under the Company’s long-term disability plan as a result of his or her disability, or in the absence of such a plan, shall be defined by the Committee), no stock option shall be exercisable earlier than the first anniversary of the date of grant; and provided, further, that no stock option granted on or after February 25, 2009 shall be exercisable later than seven (7) years (or with respect to stock options granted before February 25, 2009, ten (10) years) after the date it is granted except in the event of a participant’s death within six (6) months prior to such expiration date, in which case, the exercise period of such participant’s stock options may be extended beyond such period but no later than one (1) year after the participant’s death.”

2. The first sentence of Section 7(c) of the Plan is amended in its entirety to read as follows:

“Stock appreciation rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions, including vesting, as shall be determined by the Committee and set forth in the applicable award agreement; provided, however, that except in the case of a participant’s termination of service following a Change of Control, or stock appreciation rights granted in settlement of any obligation under any other compensation arrangement or, to the extent provided in the award agreement upon the participant’s termination of service due to death or Disability, no stock appreciation right shall be exercisable earlier than the first anniversary of the date of grant; and provided, further, that no stock appreciation right granted on or after February 25, 2009 shall be exercisable later than seven (7) years (or with respect to stock appreciation rights granted before February 25, 2009, ten (10) years) after the date it is granted, except in the event of a participant’s death within six (6) months prior to such expiration date, in which case, the exercise period of such participant’s stock appreciation rights may be extended beyond such period but no later than one (1) year after the participant’s death.”

3. The second sentence of Section 8(a) of the Plan is amended in its entirety to read as follows:

“Except in the event of a participant’s termination of service following a Change of Control or to the extent provided in the award agreement upon the participant’s death or Disability (or in the case of awards granted prior to February 25, 2009, settlement of any obligation under any other compensation arrangement), each restricted stock award shall vest not more rapidly than ratably over a period of three (3) years.”

4. The fourth sentence of Section 9 of the Plan is amended in its entirety to read as follows:

“Stock units may be subject to such terms and conditions, including vesting and the time and method of settlement, as the Committee determines appropriate and specifies in the applicable award agreement; provided, however, that unless the award agreement provides otherwise, or applicable law prohibits the issuance of shares, stock units shall be settled in shares of common stock; and provided, further, except in the case of a participant’s termination of service following a Change of Control, settlement of any obligation under any other compensation arrangement, or, to the extent provided in the award agreement upon the participant’s death or Disability, stock units may not completely vest prior to the expiration of three (3) years from the date of grant although they may vest ratably over a three year or longer vesting period.”

5. The following is added to the end of Section 13(c) of the Plan to read as follows:

“The above provisions of this subsection (c) shall not apply to awards granted on or after September 12, 2013, which shall instead be governed by the following if there is a Change of Control (as defined in subsection (d) below):

(i) all then outstanding stock options and stock appreciations rights shall immediately vest and become exercisable, and any restrictions on restricted stock awards, stock units and unvested cash awards shall immediately lapse or vest, unless provided otherwise in the applicable award agreement, upon a termination of a Participant’s service by the Company other than for cause or by the Participant for “good reason” (as such term is defined in the applicable award agreement) that occurs on or within two years after a Change of Control;

(ii) following a termination of service described in clause (i), unless the Committee provides otherwise, such award shall remain exercisable for the remainder of its terms notwithstanding such termination of service; and

(iii) upon such Change of Control, the Committee shall take such action as it deems appropriate and equitable, which action may include, but without limitation, any one or more of the following: (A) to provide for the replacement of such award with other rights or property selected by the Committee in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such award or realization of the Participant’s rights if such award had been currently exercisable or payable or fully vested; (B) to provide that such award be assumed by the successor entity, or shall be substituted for similar awards, with appropriate adjustments as to the number and kind of shares and exercise prices or performance goals for any performance based awards (subject to the requirements of Code Section 162(m)); (C) in any case where equity securities of another entity are proposed to be delivered in exchange for or with respect to common stock of the Company, arrangements to have such other entity replace such awards with awards with respect to such other securities, with appropriate adjustments in the number of shares subject to, and the exercise prices under, such award or performance goals if such award is a performance-based award (subject to the requirements of Code Section 162(m)); or (D) in the event that the successor entity in a Change of Control refuses to assume or substitute such award upon the Change of Control, to provide that such award shall become fully vested and exercisable or such award’s restrictions shall lapse and vest as of immediately prior to the consummation of such Change of Control, or terminate such award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the Participant’s rights with respect to such award. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3.”

6. Section 16 of the Plan is amended in its entirety to read as follows:

“16. Other Provisions. The granting of or distribution under any award under the Plan may also be subject to such other provisions (whether or not applicable to the awards of any other participant) as the Committee determines appropriate, including, without limitation, for the forfeiture of, or restrictions on resale or other disposition of, common stock acquired under any form of award, for the acceleration of exercisability or vesting of awards in accordance with Section 13 of the Plan, for the payment of the value of awards to participants in accordance with Section 13 of the Plan (provided such payment would comply with or be exempt from Code Section 409A), or to comply with federal and state securities laws, or understandings or conditions as to the participant’s employment in addition to those specifically provided for under the Plan.”

7. A new Section 26 is added to the Plan at the end thereof to read as follows:

“26. Forfeiture, Recoupment and Clawback Provisions. With respect to any award granted on or after September 12, 2013, in addition to the clawback rights that apply under Section 2(b) to awards granted on or following March 16, 2011, if a Participant is a “covered employee” as defined in the Company’s Executive Incentive Compensation Recoupment Policy or designated by the Committee to be subject to the Company’s Executive Incentive Compensation Recoupment Policy, then the Participant’s right to receive a grant of such award, to exercise the award, to receive a settlement or distribution with respect to the award or to retain cash, shares of common stock, other awards, or other property acquired in connection with such award, including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of such award or upon the receipt or resale of any shares of common stock underlying the award, shall be subject to the provisions of the Company’s Executive Incentive Compensation Recoupment Policy as in effect from time to time.”

8. Except as amended hereby, the Plan continues and shall remain in full force and effect in all respects.

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